Filed pursuant to Rule 424(b)(7)

Registration No. 333-180607

prospectus supplement
(To Prospectus dated April 6, 2012)

1,396,063 Shares

Acadia Realty Trust

Common Shares of Beneficial Interest

This prospectus supplement updates the accompanying prospectus, as previously supplemented by the prospectus supplement dated March 27, 2014, relating to the offer for sale of up to an aggregate of 1,396,063 common shares of beneficial interest, par value $0.001 per share, by the holders, or “OP unit holders,” of our common units of limited partnership interest, or “OP units,” in Acadia Realty Limited Partnership, our operating partnership, or the “Operating Partnership,” named therein.

We are providing this prospectus supplement to update the table under the caption “Selling Shareholders,” in the prospectus dated March 27, 2014. The following updated information supplements the information in such table and is based upon information provided to us by the selling shareholders and is accurate to the best of our knowledge as of November 12, 2014. Unless we indicate otherwise, the information in this prospectus supplement is as of November 12, 2014.

OP Unit Holder Name	Number of Shares and OP Units Beneficially Owned Prior to the Offering	Percentage of Shares and OP units Beneficially Owned Prior to the Offering(1)	Number of Shares Offered Hereby(2)	Number of Shares and OP units Beneficially Owned Following the Offering(3)	Percentage of Shares and OP units Beneficially Owned Following the Offering(1) (3)
Santa Fe Community Foundation**	2,000	*	2,000	---	---
Mayo Clinic**	17,000	*	17,000	---	---
TOTAL:	19,000	*	19,000	---	---
*	Represents less than 1% of our outstanding common shares.
**	The OP unit holder received the OP units noted above by an assignment from Richard Hertz, whose total OP units have been reduced accordingly.

(1)	For purposes of computing the percentage of outstanding common shares and OP units held by each beneficial owner named above, the common shares and OP units (including, any Earn-Out Units) owned by such person is included in the total number of outstanding common shares but is not included in the total number of outstanding common shares for the purpose of computing the percentage ownership of any other beneficial owner (with the exception of determining the total percentage owned by all of the OP unit holders named above).
(2)	These common shares represent the common shares that the OP unit holders may acquire upon presentation of OP units for exchange. Such exchange may occur at any time.
(3)	Assumes that all common shares offered by this prospectus will be sold by the OP unit holders.

The date of this prospectus supplement is November 13, 2014